EXHIBIT 99.1

EXHIBIT NO. ______ (DEG-5T)
DOCKET NO. UE-011570 (INTERIM)
WITNESS: DONALD E. GAINES

BEFORE THE
WASHINGTON UTILITIES AND TRANSPORTATION COMMISSION

WASHINGTON UTILITIES AND
AND
TRANSPORTATION COMMISSION,

           Complainant,

v.

PUGET SOUND ENERGY, INC.,

           Respondent.

REBUTTAL TESTIMONY OF DONALD E. GAINES
ON BEHALF OF PUGET SOUND ENERGY, INC.

FEBRUARY 11, 2002

PUGET SOUND ENERGY, INC.

DIRECT TESTIMONY OF DONALD E. GAINES

I. INTRODUCTION AND BACKGROUND

Q:	Please state your name, business address, and position with Puget Sound Energy, Inc.

A:	My name is Donald E. Gaines. My business address is P.O. Box 97034 OBC-15, Bellevue, WA 98009-9734. I am Vice President & Treasurer at Puget Sound Energy, Inc. ("PSE" or the "Company" hereinafter).

Q:	Have you submitted direct testimony in this proceeding?

A:	Yes, I have. I adopted the testimony of Richard L. Hawley and exhibits thereto Exhibits RLH-1T, and RLH-2 through RLH-4. I have submitted revised versions of that testimony, which include my position and background duties. My direct testimony is now found in Exhibits DEG-1T, and DEG-2 through DEG-4.

Q:	How is your testimony organized?

A:	Part I of my testimony responds to issues raised by Washington Utilities and Transportation Commission staff witnesses, Ms. Lisa A. Steel and Mr. Merton R. Lott (“Staff”), and by Public Counsel’s witness, Mr. Stephen G. Hill, concerning the need for and the amount of interim relief requested by the Company. Part I of my testimony also presents a revised proposal for interim relief.

Part II of my testimony responds to a number of specific issues raised by Staff and Mr. Hill. In preparing this testimony, I sought to address all issues of consequence. Due to the volume of the testimony and exhibits presented by other parties, and the limited time available to respond, it should not be assumed or concluded that I either admit to or agree with any testimony or exhibit submitted by or on behalf of Staff, Public Counsel, or any other party due to the fact that I have not specifically addressed such testimony or exhibit in my rebuttal testimony.

Part III of my testimony responds to specific arguments made by Staff and Mr. Hill as to the responsiveness of the evidence presented in this proceeding to the six factors to be considered in the analysis of a request for interim relief identified in WUTC v. Pacific Northwest Bell Telephone Company, Cause No. U-72-30, Second Supplemental Order Denying Petition for Emergency Rate Relief (October 1972) (the “PNB” decision).

Q:	What are the primary conclusions to be drawn from your testimony?

A:	The Company has requested a surcharge in an amount that is necessary to restore the Company's financial integrity for the interim period. Absent such relief:

  PSE will not be able to issue First Mortgage Bonds (April 02)

  PSE’s stock will be extremely difficult to sell in significant quantities at a price that would be considered fair to existing shareholders (April 02)

  PSE's credit rating will be downgraded to "junk" status (April 02)

  PSE's access to wholesale energy markets will become untenable (April 02)

  PSE will exceed its short-term borrowing limits (June 02)

Interim relief is necessary to restore the Company’s financial health and avoid the corresponding hardships and inequities to the Company, its customers, and its investors.

To prevent these hardships and inequities from occurring, and in order to mitigate near-term rate impacts on customers, PSE has revised its interim relief proposal to spread the recovery of the $170 million over two distinct periods. During the period from March 15, 2002 through October 31, 2002, approximately $136 million of the $170 million would be recovered through a surcharge in rates. The remaining $34 million of the $170 million would be deferred and subsequently recovered over a one-year period, commencing on November 1, 2002. To be consistent with the Order Granting Accounting Petition, Docket No. UE-011600 (December 28, 2001) (“Accounting Order”) (allowing for the deferral of certain power costs), recovery of the proposed $170 million surcharge would be adjusted to reflect PSE’s actual net unrecovered power costs for the interim period. The proposal also includes a rate cap to ensure that there is no possibility for the Company to over-earn for the 12 months ending December 31, 2002.

My testimony also responds to various arguments forwarded by the parties that the Company is not truly facing a financial crisis. In response to these arguments and the PNB analysis, the facts are:

  Interest coverage:  The Company’s pre-tax interest coverage ratio is projected to be 1.2 without interim relief, deteriorating to a level below the benchmark for a BB rated utility.

  Funds from Operations to Total Debt:   The Company’s funds from Operations to Total Debt percentage is projected to decline to 13.8% without interim relief, deteriorating to a level below the benchmark for a BB rated utility.

  Funds from Operations Interest Coverage:  The Company’s funds from operations interest coverage ratio is projected to be 2.8 without interim relief, deteriorating to a level within the range for a BB rated utility.

  Total Debt to Average Total Capital:  The Company’s Total Debt to Average Capital percentage is projected to increase to 64.2% without interim relief, deteriorating to a level below investment grade.

  Creditworthiness:  In view of these ratios, the Company is facing downgrades to "junk" status if the requested relief is not provided.

  Indenture Coverage Ratio:  The Company’s indenture coverage ratio is projected to be 1.6 without interim relief, deteriorating to a level below that required by the Company’s First Mortgage Bond covenant, prohibiting the issuance of First Mortgage Bonds.

  Rate of Return: The Company’s rate of return for the interim period will be 5.55%, well below its authorized rate of return of 8.99%. This is a 38% shortfall.

  Erosion of Equity: Investor equity in the Company is being eroded by the under-recovery of power costs at an average of nearly $13 million per month, a devastating impact to investors that will continue without interim relief. These deteriorating financial indices and eroding equity effectively preclude the Company from accessing needed capital from secured debt or equity markets and preclude the Company from accessing capital from other markets on reasonable terms.

My testimony also responds to various arguments forwarded by the parties that the Company, its customers, and its investors will not be harmed if the requested relief is not granted. If the requested relief is not granted, there will be:

  Clear jeopardy to the utility: PSE will continue to suffer from unrecovered power costs at a rate of $625,000/day, with no offsetting revenues. The alarming erosion of equity will continue. The Company will be left in a position where it cannot issue First Mortgage Bonds and will exceed its short-term credit limits. The Company will experience further downgrades of its creditworthiness, likely to “junk” status.

  Detriment to Customers:As stated in the Direct and Rebuttal Testimony of Gary B. Swofford, customers will suffer from a reduced quality and reliability of services. As stated in the Direct and Rebuttal Testimony of William A. Gaines, if the Company’s creditworthiness falls to junk, the Company’s access to wholesale energy markets will become untenable. Further eroding the Company’s financial structure will, at a minimum, increase the cost of capital (and therefore the cost of service to our customers), deprive them of the benefit of the Company’s access to reasonably priced debt (e.g., no First Mortgage Bonds), and leave the Company with either no access to equity markets at all or limited access at an extremely high cost.

  Detriment to Investors: As stated in my direct testimony, Exhibit DEG-1T at pages 4-5, each month of under-recovery of power costs confiscates huge amounts of our equity investors’ existing investment in the Company, averaging nearly $13 million per month and totaling $179 million over the period on an after-taxes basis. This confiscation in book equity is in addition to the market losses which equity investors have suffered. Bondholders have also been harmed with a loss in value of their investments and will lose more value if the Company’s credit rating is downgraded to junk status.

The “public interest” is, to my understanding, the overriding factor to be considered in an interim case. Preventing the above-described hardships and detriments to the Company, its customers, and its investors is in the public interest. To prevent these things from occurring, the Company needs cash and earnings that will restore its financial health. PSE needs the relief that it has requested.

II. PSE NEEDS INTERIM RELIEF IN ORDER TO
RESTORE AND PRESERVE FINANCIAL INTEGRITY

Q:	How do you respond to the allegation that the Company "ties its entire surcharge to full recovery of a single item: power supply costs in excess of the costs the Company states are embedded in its general rates"? Exhibit LAS-1T) at page 6, --------------- lines 15-16.

A:	This allegation misinterprets the Company’s request for interim relief. The Company has requested a surcharge in an amount that is necessary to restore the Company’s financial integrity for the interim period. Staff has confused the source of the problem (near-term power costs) with the consequences of the problem (impending financial disaster). Identification of under-recovered power costs as the root cause of the problem spotlights the driver of the current financial condition that, based upon short-term financial forecasts, places the Company at the brink of financial disaster. Characterizing the Company’s evidence as just a presentation of power cost issues overlooks the substantial evidence the Company has presented showing its rapidly deteriorating financial condition and the consequences thereof to the Company, its customers, and its investors. This evidence presents the entire cost structure and shows that there are no offsetting current or projected savings in other areas that can meaningfully address the Company’s financial crisis.

Q:	How do you respond to the allegation that “[t]he Company does not tie its surcharge to a specific measure of the Company’s overall financial health, or to a measure required for the Company to continue to issue debt necessary to carry out its public service obligations”? Exhibit LAS-1T at page 6, lines 16-19.

A:	The requested surcharge amount ($170 million) is tied directly to the need to restore the Company’s financial integrity and thereby avoid hardships and inequities to the Company, its customers, and its investors. The sources and uses of capital during the interim period, as discussed in the Company proposal, are summarized in Table I below:

Table I
(Dollars in Thousands)

	2002 (without relief)	2002 (with relief)
Sources: Internal Cash Outside Financing Total Sources	$348 $282 $630	$456 $174 $630

Uses: Redemptions Construction Preferred Dvds Common Dvds Total Uses	$205 $256 $8 $161 $630	$205 $256 $8 $161 $630

As shown in Table I, the Company needs additional revenues in the amount requested to cover net power costs and reduce its outside financing needs. Table II relates this amount to specific measures of the Company’s overall financial health:

Table II
(Dollars in Thousands)

	No Relief	Relief
Interim Relief Capital Needs Short-Term Debt (10/02) Issue Secured Bonds Credit Rating Debt Ratio (10/02)	0 $282 $518 ($143 over limit) No Junk ("BB+" or less) 64.2%	$170 $174 $397 ($26 over limit) Yes "BBB-" 61.5%

If the relief requested is not provided, I anticipate the following consequences will occur:

  PSE will not be able to issue First Mortgage Bonds (April 02)

  PSE's stock would be extremely difficult to sell in significant quantities at a price that would be considered fair to existing shareholders (April 02)

  PSE's credit rating will be downgraded to "junk" status (April 02)

  PSE's access to wholesale energy markets will become untenable (April 02)

  PSE will exceed its short-term borrowing limits (June 02)

Q:	Does PSE have any adjustments to its request for interim relief?

A:	Yes. Concerns were raised regarding the near-term rate impacts on customers. Exhibit DWS-1T at page 22. In order to mitigate near-term rate impacts on customers, PSE revised its interim relief proposal to spread the recovery of the $170 million over two distinct periods. During the period from March 15, 2002 through October 31, 2002, approximately $136 million of the $170 million would be recovered through a surcharge in rates. The remaining $34 million of the $170 million would be deferred and subsequently recovered over a one-year period, commencing on November 1, 2002. To be consistent with the Accounting Order, recovery of the proposed $170 million surcharge would be adjusted to reflect PSE's actual net unrecovered power costs for the interim period. If, however, the Commission determines that a fixed surcharge of $170 million is appropriate, the fixed surcharge may be determined on the basis of the power cost forecast initially provided in the Direct Testimony of William A. Gaines.1 The proposal includes a rate cap to ensure that there is no possibility for the Company to over-earn for the 12 months ending December 31, 2002.
This proposal levels the rate impacts of proposed interim and general rate increases to customers. Specifically, recovery of the $136 million over the March 15 -- October 31 period results in an approximately 20% overall rate impact. Recovery of the $34 million over the November 1, 2002 -- October 31, 2003 period, when combined with the proposed general rate increase of 16.5%, also produces an overall impact on rates for this time period of approximately 20%. Thus, if adopted, customers' rates are expected to be relatively level over the 19-1/2 month period for recovery of interim relief. The mechanics of this proposal are described in the Rebuttal Testimony of Barbara Luscier.

Q:	How does this adjusted proposal address PSE's financial problems?

A:	The proposal addresses the Company's near-term cash needs, as explained in more detail below. The proposal also addresses the Company's immediate financial needs by stopping the erosion of earnings through the deferral mechanism. In order to achieve this objective, the recovery of these deferred dollars would need to be assured, so that the Company can book earnings and thereby stop the erosion of equity.
The revised proposal also takes account of an $80 million reduction in the need for external capital by foregoing elective redemptions of debt. The effects of the proposal on the Company's financial condition are set forth in Tables III and IV below:

Table III
(Dollars in Thousands)

	2002 (without relief)	2002 (with relief)	2002 (revised)
Sources: Internal Cash Outside Financing Total Sources	$348 $282 $630	$456 $174 $630	$423 $127 $550

Uses: Redemptions Construction Preferred Dvds Common Dvds Total Uses	$205 $256 $8 $161 $630	$205 $256 $8 $161 $630	$125 $256 $8 $161 $550

Table IV
(Dollars in Millions)

	No Relief	Full Relief	Revised Relief
Interim Relief Capital Needs Short-Term Debt (10/02) Issue Secured Bonds Credit Rating Debt Ratio (10/02)	0 $282 $518 ($143 over limit) No Junk ("BB+" or less) 64.2%	$170 $174 $397 ($26 over limit) Yes "BBB-" 61.5%	$136 ($34 deferred) $127 $350 ($25 under limit) Yes "BBB-" 61.8%

Q:	How do you respond to some of the specific recalculations performed by Staff and Public Counsel? Exhibit LAS-4C; Exhibit LAS-3; Exhibit LAS-14; Exhibit LAS-15C; Exhibit SGH-T-C at pages 12, 31-32.

A:	Ms. Steel’s calculation is primarily focused on PSE’s short-term credit capacity as a means of providing additional sources of funds for the uses identified above. This overlooks the consequences of such additional borrowing upon the ongoing erosion of equity. However, even if you focus on short-term debt as the primary source of funds to be applied to financial needs during the interim period, Ms. Steel’s calculation misstates the amount of relief needed due to the following errors. With respect to Ms. Steel’s calculations on Exhibit LAS-14, she has: (1) started with the incorrect short-term debt balance; (2) inappropriately deducted current maturities from long-term debt; (3) neglected to gross up her calculation of recommended interim relief for taxes; and (4) drawn upon unregulated capital to fund utility operations. Adjusting for the first three of these errors, her level of recommended relief increases from $42.3 million to $159.6 million, as can be seen in Exhibit DEG-6.
Mr. Hill’s calculation of recommended interim relief is also flawed. Exhibit SGH-T at page 12. Like Ms. Steel’s recommendation, Mr. Hill overlooks the consequences of additional borrowing upon the ongoing erosion of equity. He purports to provide only that amount of interim relief needed for the Company to maintain a 2.0 times indenture coverage ratio. His calculation inappropriately uses operating income as the numerator for this ratio, rather than net earnings available for interest. In addition, the October 2002 operating income figure is misstated by $10 million and Mr. Hill neglects to adjust for revenue-sensitive items. Adjusting for these errors, Mr. Hill’s recommended level of relief would move from $29.3 million (30.1 as revised by Public Counsel responses to PSE-18-I) to $70.5 million, as can be seen in Exhibit DEG-7. Mr. Hill does not show how his recommended level of relief would result in the Company having the ability to finance.

Q:	What is the relevance to your interim request of the financial ratios you have presented?

A:	As noted above, Staff argues that the Company ties its entire surcharge to full recovery of a single item (power supply costs) and asserts that the Company does not volunteer cost saving offsets in other areas. Exhibit LAS-1T at pages 6-7. The Company has included a review of these financial ratios in support of this filing for three reasons. First, maintaining an indenture coverage ratio of 2.0 times coverage is strictly required in order to issue additional first mortgage bonds. Second, financial ratios are considered by rating agencies along with qualitative factors in determining the Company’s credit rating. As stated in my direct testimony, PSE is facing further downgrades if adequate interim relief is not provided. Looking forward, the Company’s financial ratios tell a dismal financial story as to key quantitative criteria of importance to rating agencies. Third, financial ratios are indicators of overall financial health called out in the PNB standard.

Q:	Do you agree with Staff and Mr. Hill's assessment of these ratios? Exhibit LAS-1TC at pages 31-33; Exhibit SGH-T pages 25-26.

A:	No. Although Staff and Mr. Hill do not dispute the calculation of these ratios, they contend that these ratios do not meaningfully support the Company’s request for relief. Exhibit LAS-1T at page 7, lines 7-14; Exhibit SGH-T at pages 24-26. Mr. Hill expects that, based on these ratios, the Company will not have its credit ratings downgraded below investment grade. Exhibit SGH-T at page 8, lines 11-24, and pages 25-26. Ms. Steel cannot predict. Exhibit LAS-1T at page 31, lines 3-4. Both Staff and Mr. Hill provide financial analysis that implies that even if a downgrade to “junk” status occurs, the financial consequences of such a downgrade (e.g., interest cost equivalent to junk) would not support interim relief. Exhibit LAS-13; Exhibit SGH-T at pages 8, 22, lines 14-19, and pages 25-29, Downgrade of the Company’s corporate credit rating to “junk” status would be disastrous and a very likely outcome if interim relief were only granted at the levels recommended by Staff and Mr. Hill.
Staff and Mr. Hill also contend that breaking the Company’s First Mortgage Bond covenant is not relevant because the Company is not planning to issue First Mortgage Bonds during the interim period. Exhibit LAS-1T at page 17, lines 14-18, and page 38, lines 15-17; Exhibit SGH-T-C at pages 30-31. This overlooks the fact that the Company needs the ability to issue First Mortgage Bonds at all times to meet its financial needs, especially in times of fluctuating power costs and when facing financial crisis. It is appropriate to reduce debt when the Company’s financial strength is being rapidly eroded by costs over which it has no control. It does not make sense to allow one of the Company’s critical financing options to be lost and thereby eliminate needed financial flexibility.
Finally, by examining these ratios in such a narrow context, Staff and Mr. Hill overlook the importance of the presentation of the overall financial health of the Company that these ratios provide. In sharp contrast, the PNB standard looks to these ratios for this very purpose.

Q:	How do you respond to Mr. Hill's statement that a downgrade of the Company's Senior Securities to below investment grade status would not constitute clear jeopardy to the Company? Exhibit SGH-T at pages 9, 29.

A:	I strongly disagree. Financing at a junk rating exposes customers to the vagaries and increased costs of the junk bond market. Mr. Hill inappropriately focuses on the Company’s bond rating while ignoring the detrimental impacts to its overall corporate credit rating. The Company’s senior securities bond rating is not the exclusive benchmark for determining the Company’s creditworthiness.
The greater issue is the contention that junk status is acceptable for utilities providing essential public services in the State of Washington. PSE risks loss of access to debt capital if it is downgraded to junk because it may not always be able to market its bonds with that rating. Investors would prefer safer investments and, therefore, would be less inclined to invest in junk bonds.
Second, the cost of junk bonds is excessive and unpredictable. As shown in the table on page 12 of my direct testimony in the general rate proceeding, Exhibit DEG-1T, the spread over treasuries of “BB” (junk) bonds has averaged 337 basis points since January 1993. The testimony of Mr. Hill states in footnote 9 at page 9 of Exhibit SGH-T that the current spread over treasuries of “BB+” (junk) rated debt is 445 basis points. To put these unreasonable costs in perspective, the spread over treasuries for “A” rated debt has averaged 87 basis points since January 1993. In other words, the cost of junk debt is more than four times that of “A” rated bonds.
Third, at a time when it is critical to rebuild the Company’s equity, a downgrade to junk status will have a chilling effect on the cost and availability of equity capital. A junk bond rating means that investors project a much greater risk that the utility will default on its obligations to repay principal and interest to bondholders. Bondholders, of course, have a senior claim to shareholders on the assets of the company. As the risk of bond defaults rise, so do risks to the value of shareholder investments. As those risks rise, so do the equity returns required by investors.
Fourth, as discussed in the Direct and Rebuttal Testimony of William A. Gaines, as a junk utility, PSE’s access to wholesale energy markets will become untenable. Impaired access to wholesale markets means that PSE will be constrained in its efforts to buy the power and gas that it needs to serve customers.
Fifth, it is not good public policy to have two Washington-headquartered, investor-owned utilities regulated by this Commission operating at junk credit levels when the public utilities in the state operate with “A” ratings on average. This is bad policy and puts Washington state in a dim light in the eyes of investors.

Q:	Do you agree with Staff and Mr. Hill's assertion that if less than the full amount of interim relief is granted, PSE will not be downgraded to junk?

A:	No. Staff notes the risk of potential downgrades but falls short of making a specific prediction. Exhibit LAS-1T at page 31, lines 3-4. Staff acknowledges that credit ratings are based upon both quantitative and qualitative measures of a company’s financial health. Exhibit LAS-1T at page 30, line 18. Staff also notes that, for some time, the quantitative indicators of the Company’s creditworthiness have been below certain benchmarks. Exhibit LAS-1T at page 31, lines 8-10; Exhibit LAS-7C. As such, the Company was maintaining its “A”- credit rating (until October 2001) by reason of qualitative measures, such as good management and a supportive regulatory climate. If regulatory support in the way of adequate interim relief is not provided in this case, there is very little, if anything, in the way of quantitative or qualitative support for the Company’s financial integrity that would prevent multiple downgrades.
Mr. Hill predicts that the Company will not be downgraded to junk status. Exhibit SGH-T at pages 8-9, 12. For the reasons noted above, this risky gamble is too optimistic at best and, given the writings of S&P and Moody’s, is probably wrong. Moreover, if such a downgrade were to occur, Staff states, “. . . ratings seem to fall faster than they rise,” Exhibit LAS-1T at page 30, line 21, a statement with which I agree. Therefore, the impact of downgrades to the Company and its ability to provide essential public service would likely extend well beyond the end of the interim period -- ramifications not taken into account by Staff and Mr. Hill.

Q:	Staff and Mr. Hill both recommend lesser amounts of interim relief, and both recognize the need for the Company to strengthen its capital structure. Do you agree with these recommendations? Exhibit LAS-1T at page 43; Exhibit SGH-T at pages 50-51.

A:	No, I strongly disagree with their recommended amounts of interim relief. In fact those recommendations are inconsistent. The recommendation that the amount of interim relief be limited so as to force the Company to incur greater debt is inconsistent with the important objective of restoring and rebuilding equity (which I do agree with). A recommendation that forces the Company to issue more debt may also be impossible to implement. As Staff and Mr. Hill acknowledge, the Company would not be able to issue First Mortgage Bonds. Even with their recommended relief, the Company’s existing short-term credit facility would be exhausted and the parties’ implications that the Company can raise those unsecured credit limits or attract other lenders lacks any substantiation.
Even if additional debt could be incurred by the Company, this would exacerbate the erosion of equity. The Company’s revenues would still be significantly less than its costs, such that retained earnings would continue to rapidly erode. Increasing short-term borrowing adds debt to the capital structure, increasing the Company’s debt to equity balance. Credit ratings would be further downgraded. In light of these circumstances, the stock price will likely fall, especially if these circumstances are combined with Staff and Mr. Hill’s recommendation of a reduction in the dividend.
Under these circumstances, equity investment would be unlikely. Exhibit DEG-8. If some level of equity investment could be procured, it would be at a very depressed stock price reflective of the risk premium attached to the stock. Forcing the Company to issue stock without adequate interim relief in this context to achieve an equity component of the capital structure 36% (in the case of Staff) or 40% (in the case of Mr. Hill) is a potential death spiral, eventually driving the Company’s debt higher and its equity lower, pushing the Company toward insolvency.

Q:	How is this “death spiral” prevented?

A:	By providing an appropriate amount of interim relief. This will allow the Company to fulfill the capital needs necessary to discharge its public service obligations during the interim period, stop the erosion of equity by reducing debt, increase retained earnings, and maintain an investment grade credit rating.

II. SPECIFIC ISSUES FOR REBUTTAL

Q:	How do you respond to Staff's statement that, "The Company's projections show sufficient cash flow internally to cover necessary near- term expenses for ongoing operations"? Exhibit LAS-1TC at page 16, lines 14-16.

A:	The purpose of interim relief is to support the Company’s financial health, which is a matter that considers many factors, not just cash flow. Further, the ratios relied upon by Staff as evidence for this statement inaccurately portray the Company’s cash position. Cash to construction ratios presume redemptions can be refinanced as a matter of course. As stated above, absent interim relief, the Company cannot issue First Mortgage Bonds to complete these redemptions. To avoid default, the Company must first fund redemptions. When that is complete, as Table I above shows, the Company has insufficient internally-generated cash flow to fund capital expenditures.

Q:	How do you respond to the contention made by Staff and Mr. Hill that the requested relief is not cost-justified? Exhibit LAS-1T at pages 26-27; Exhibit SGH-T at page 10.

A:	Staff and Mr. Hill assume continued access to capital markets without interim relief. This is not an assumption that can be made, nor, as noted above, is it an assumption that has been substantiated with evidence. Their analysis considers interest costs, on an incremental basis, as the only negative consequence of no interim relief. Their analysis fails to take into consideration significant costs associated with incurring further short-term debt in lieu of interim relief while equity continues to erode. Their analysis overlooks the fact that a cost of such financing, in addition to incremental interest costs, includes repayment of the principal.
Increasing debt (without addressing the erosion of equity) by increasing revenues will exacerbate the consequences of under-recovery of power costs and put the Company into a financial “death spiral.” As discussed in the Direct and Rebuttal Testimony of William A. Gaines, further downgrades of the Company’s creditworthiness will result in impaired access to wholesale energy markets. As discussed in the Direct and Rebuttal Testimony of Gary B. Swofford, no relief will necessitate reductions in capital and O&M expenditures that will diminish the quality and reliability of service. The analysis of Staff and Mr. Hill also fails to consider the substantial loss in value of investments made by existing bondholders and stockholders. Depriving the Company of needed revenues -- thereby forcing the Company to pursue expensive short-term debt and degrade its creditworthiness -- is not consistent with the public policy objective of supporting a strong and healthy utilities.

Q:	How do you respond to Hill’s statement that, “had the Company been capitalized in a manner envisioned by this Commission when it last set rates, its (sic) is reasonable to believe that an interim rate request would be unnecessary”? Exhibit SGH-T at page 4, lines 14-16.

A:	I disagree with this statement. Until October 2001, the Company was able to maintain an “A”- bond rating. The Company maintained this credit rating after falling below quantitative benchmarks. The Company was able to maintain its ratings because rating agencies recognized the qualitative aspects of the Company’s business and regulatory position. What tipped the scale was the ongoing erosion of equity caused by the $625,000 per day under-recovery of power costs that is driving the need for interim relief.
Further, under the PNB standard, it is inappropriate to “look back” to events, as Mr. Hill does, as opposed to looking forward. Interim relief is granted based upon a forward-looking perspective of the Company’s financial health. What may or may not have caused historical increases in debt is irrelevant to the Company’s request for interim relief. For the relevant time period, and looking forward, the enormous drain on the Company’s equity is its inability to recover its power costs, and this is the problem that must be addressed.
Additionally, Mr. Hill’s argument boils down to an assertion that the ongoing erosion of equity would not be a problem if the Company were facing the current power cost crisis with a stronger capital structure. This is not so; equity would still be rapidly eroding. It is incorrect to argue that had the Company simply had more equity to erode, somehow interim relief would not be required. The argument rests on an unsubstantiated contention that if the Company could bleed longer, before bleeding to death, it should be left to bleed.

Q:	How do you respond to Mr. Hill's contention that the erosion of the Company's capital structure is due to "bad management"? Exhibit SGH-T at page 4, lines 11-20, and pages 18-20.

A:	I disagree. The Company managed its affairs throughout a Rate Plan period in a manner that, among other accomplishments, has significantly reduced costs, secured substantial benefits from BPA for our residential and small farm customers, substantially complied with Service Quality Indices, and utilized a diverse resource portfolio in a manner that, until recently, insulated our customers from impacts of wholesale energy markets. As noted above, during the Rate Plan, and until October 2001, the Company achieved and maintained an “A”- senior secured debt rating, notwithstanding some quantitative indicators of creditworthiness that were below benchmarks for “A”- rated utilities. It was the qualitative factors (such as good management and regulatory climate) that made up for shortfalls in quantitative benchmarks. It is also unfair to label a company as having been poorly managed when it has the second lowest non-production operating costs per customer in the nation, has preformed admirably with respect to the service quality indices to which both this Commission and the Company agreed, has won the coveted Edison award, and was pronounced “Utility of the Year” by Electric Light and Power.

Q:	How do you respond to Staff and Mr. Hill's recommendations to reduce the dividend? Exhibit LAS-1T at pages 24-25, 43; Exhibit SGH-T at pages 39-44.

A:	A dividend reduction does not address the underlying problem of rapid erosion of equity in the near-term due to the significant under-recovery of power costs. Cutting the dividend will further jeopardize the ability to issue equity at a time when the Company needs to build equity. A reduction in the dividend would further deflate investor interest in equity, thereby making it extremely difficult for the utility to issue additional equity. Exhibit DEG-4.
Staff and Mr. Hill argue to increase retained earnings with a dividend reduction, thereby reducing debt leverage. Yet, they would also have the Company increase debt during the interim period to provide the cash necessary for the Company to operate. These recommendations are at cross purposes. The critical first step is to stop the erosion of equity by increasing revenues (and thereby create a potential for increasing retained earnings). Nor can a company increase equity when it is extremely difficult to sell stock in significant quantities at a price that would be considered fair to existing shareholders. The risk premium of such stock makes it unattractive to investors. Under the circumstances facing the Company, there is a risk that PSE’s stock price will decline to a level below book value. Exhibit DEG-4.

Q:	How do you respond to Staff's and Mr. Hill's contention that financing options exist that the Company has not investigated? Exhibit LAS-1T at page 16, lines 18-20, and pages 22, 23, 41, lines 18-20.

A:	The Company has completed substantial efforts to reduce its ongoing financing needed and to provide additional sources of liquidity. Specifically, the Company has: (1) issued $40 million of two-year notes, reducing its need for liquidity by a like amount; (2) deferred all of the elective redemptions callable to date -- $10 million (the $40 million issue utilized the remainder of the Series C $500 million shelf registration and, as a result, PSE is in the process of filing a new shelf); and (3) increased the size of its commercial paper program from $75 million to $125 million (a $50 million increase). While the Company is still limited to issuing $375 million in commercial paper and credit line borrowings, the additional $50 million capability with U.S. Bank helps mitigate the loss of two other programs.

Q:	Specifically, what financing options has the Company explored?

A:	The Company has diligently explored additional financing options. In doing so, however, the Company discovered: (1) Banca Di Roma has cut the Company’s uncommitted line from $20 million to $10 million and limited the Company’s maturities to one week in duration; (2) J.P. Morgan has cut the Company’s uncommitted line from $100 million to $5 million and limited the Company’s maturities to an overnight basis; (3) First Union Bank and Fleet Bank have quit lending to the Company altogether; (4) the Company’s East Coast commercial paper dealers (J.P. Morgan and Banc One) are no longer able to sell the Company’s commercial paper; (5) AMBAC, the firm that insures the Company’s existing pollution control bonds, is unwilling to provide insurance to refinance these securities or to enter into any other financial transactions with the Company; (6) the agent for the Company’s $375 million credit agreement, Bank of America, on behalf of themselves and all other banks party to the agreement, requested detailed projected financial statements delineating the Company’s cash position through the duration of the interim period -- an unprecedented request in the Company’s history; and (7) as a result of the recent downgrades of the Company’s credit ratings, the reputable firms with whom the Company asked to sell its remaining bonds refused to buy them for their own account and would only agree to sell the bonds if and when committed investors were found, a highly unusual practice. This resulted in extending a process that would normally take four hours into four weeks.
It is important to keep in mind that these firms have established a long-term business relationship with the Company. To the extent financial institutions can be expected to extend credit to an entity experiencing short-term financial distress, institutions with an established long-term relationship are most likely to do so.
Staff implies that there are financing options available to the Company that the Company is not pursuing. Exhibit LAS-1T at page 16, lines 18-20, and pages 22, 23, 41. Staff presents no evidence in support of these implications. Staff also states that the Company’s universal shelf registration “could be used for equity and debt issuances, or a combination of equity and debt issuances.” Exhibit LAS-1TC at page 13, lines 13-14. The implication is that the shelf registration evidences an ability to finance, which it does not. Shelf registrations are SEC compliance documents and have nothing to do with access to capital, the reasonableness of the terms of financing, or the degree to which investors may, or may not, be interested in investing.
In reaching its conclusion, Staff appears to rely solely on findings such as, “[t]he Company has not presented evidence that it has fully investigated its financing possibilities. Staff has not discovered any documented evidence that the Company’s attempts to issue additional debt have been rebuffed by arrangers and investors.” Exhibit LAS-1T at page 22, lines 13-16. The question before the Commission is financing options looking forward, not looking backward. Looking forward, the Company’s ability to finance is jeopardized. Without interim relief, the Company will exceed its unsecured credit facility (prohibiting unsecured short-term debt issuances) and violate its first mortgage bond indenture regarding interest coverage (prohibiting issuance of first mortgage bonds). Equity issuance then becomes the remaining option. Absent interim relief, however, the availability of equity would be a gamble and its costs would be excessive.

Q:	As a follow-up to the prior question, do you understand the PNB standard as requiring a utility to show that there are absolutely no financing options available to it?

A:	No. The existence of financing options, at any price, is not the question presented in an interim relief case. The question, based upon the interim cases that I have reviewed, is the availability of financing on reasonable terms. For example, in WUTC v. Washington Water Power Co., Cause No. U-80-13, 1980 Wash. UTC LEXIS 6 (June 2, 1980), the Commission stated:

The Commission reiterates that interim rate relief should be granted only upon a reasonable showing that an emergent conditions exists and that without affirmative relief the financial integrity and ability of the company to continue to obtain financing at reasonable costs will be compromised and placed in jeopardy.
(Emphasis added.) In WUTC v. Washington Water Power Co., Cause No. U-77-53, 1977 Wash. UTC LEXIS 3 (September 23, 1977), in commenting on the financial situation, the Commission stated:
[W]e believe that earnings under current tariffs will be inadequate to allow the respondent successfully to market its debt issues and its securities at reasonable rates. If this were to occur, detriment would result not only to the respondent and to its stockholders, but also to its ratepayers.
(Emphasis added.) Further, in WUTC v. Cascade Natural Gas Corp., Cause No. U-74-20, 1974 Wash. UTC LEXIS 5 (July 23, 1974), the Commission said:
The Commission concludes that the company has established an immediate and extraordinary need to accumulate additional earnings, which need justifies allowance of interim relief. The public interest would not be served by the company’s inability to obtain reasonable debt and equity financing … and such reasonable financing does not appear possible absent immediate upward rate adjustment.

        (Emphasis added.) Thus, the ability to obtain any financing, at any cost, from any lender, is simply not the test.

Q:	How do you respond to the allegations of Staff and Public Counsel that the Company's investment in unregulated subsidiaries mitigate against granting interim relief? Exhibit LAS-1T at pages 21-22; Exhibit SGH-T at pages 36-38.

A:	The Order Accepting Stipulation and Approving Corporate Reorganization To Create a Holding Company, With Conditions, Cause No. UE-991779 (August 2000) (“Holding Company Order”) separates regulated from non-regulated activities, a key interest of both the Company and the Commission. The purpose of this order, among other things, is to insulate utility customers from the risks of unregulated businesses. The Company conducts its business in compliance with this order.
With respect to the initial equity investment made to capitalize InfrastruX, this investment was made from unregulated (non-utility) funds in 2000, many months before the circumstances described in the Testimony of William A. Gaines that gave rise to the rapid escalation of the Company’s power costs. All subsequent acquisitions by InfrastruX were made using this initial equity investment, stock of InfrastruX, and/or draws under InfrastruX’s $150 million line of credit. Also, for a sense of context, PSE’s size ($5.3 billion in asset value as of 12/31/01) greatly overshadows an $86 million investment by the parent corporation in a non-regulated subsidiary. It is appropriate for the Board of Directors to provide the Company’s investors with growth potential associated with such an investment, in addition to that provided by the regulated utility.
The $150 million guarantee of InfrastruX line of credit by the holding company is fully compliant with the holding company order and does not expose PSE or its customers to financial risk.[2] Additionally, all InfrastruX operating subsidiaries back the line of credit. If InfrastruX were to default, and the parent company were called upon to fund InfrastruX’s debt, there are assets in other unregulated subsidiaries that could be used to minimize the impact on shareholders and the capital of the utility.

Q:	Do you agree with Staff’s assertion that the “Company does not volunteer cost savings offsets in other areas that could mitigate higher power supply costs”? Exhibit LAS-1T at page 7, lines 18-19.

A:	No. Moreover, Staff's assertion is unclear. The financial information presented by PSE addresses all costs and expenses, as well as all revenues and savings, such that there are no "offsets" that are excluded from the analysis. If the question is to what extent PSE can further reduce costs prospectively, this is addressed in the Direct and Rebuttal Testimony of Gary B. Swofford.

Q:	Staff witness Lott says, "[t]he Company's proposal to recover its deferred power supply costs through interim relief is inappropriate single issue ratemaking." Do you agree? Exhibit MRL-1T at page 4, lines 10-11.

A:	No. As noted above, this allegation misinterprets the Company’s request for interim relief. The Company has requested a surcharge in an amount that is necessary to restore the Company’s financial integrity for the interim period. The requested surcharge amount is tied directly to the hardships and inequities to be addressed with interim relief. The under-recovery of power costs is the root cause of the financial distress, and the time frame within which this consequence of market volatility has occurred presents the imminent threat of financial disaster if appropriate relief is not granted.

Q:	Mr. Hill alleges that the Board of Directors was not properly informed of the impact on the Company's capital structure of its dividend policy. What is the Company's response? Exhibit SGH-T at page 12, lines 27-28, and page 13, lines 1-2.

A:	The Board is fully informed of the financial conditions of the Company and makes dividend decisions in this context.

Q:	Mr. Hill points out that rating agency presentations made in April differ from financial information filed in December in support of the Company's request for interim relief. How to you respond to this observation? Exhibit SGH-T-C at page 48 lines 24-28, and page 49, line 1.

A:	The rating agency presentation was prepared and made in April 2001 before the wholesale market collapse in August 2001. The subsequent rapid and significant erosion of the Company’s financial health occurred thereafter and was reflected in the December filing.

Q:	Mr. Hill states, "the average bond rating of the industrial firms in the U.S. is 'BB'." Is this indicative of utility credit ratings? Exhibit SGH-T, page 9, lines 10-11.

A:	No. Unlike industrial firms, utility debt has not averaged junk ratings or even close to junk ratings. For example, Moody’s October 2001 Power and Energy Company Sourcebook shows the credit rating of the electric utility industry has averaged between “A2” and “A3” over the last eight years. By way of contrast, that average rating is much higher than the Company’s current Moody’s bond rating of “Baa1,” which is subject to downgrades without interim relief.

III. THE PNB STANDARD

Q:	Are you familiar with the factors identified in the PNB case for evaluating a request for interim relief?

A:	Yes, I am. The PNB case identifies six factors for analyzing interim relief requests. These are:

  The Commission has the authority, in proper circumstances, to grant interim relief to a regulated utility, but this should be done only after an opportunity for adequate hearing.

  An interim rate increase is an extraordinary measure and should be granted only where an actual emergency exists or where the relief is necessary to prevent gross hardship or gross inequity.

  The mere failure of a utility's currently-realized rate of return to equal the rate of return previously authorized to the utility by this Commission as adequate is not sufficient, standing alone, to justify a grant of interim relief.

  The Commission should review all financial indices as they concern the applicant, including rate of return, interest coverage, earnings coverage, and the growth, stability, or deterioration of each, together with the immediate and short-term demands for new financing and whether the grant or denial of interim relief will have such an effect on financing demands as to substantially affect the public interest.

  In the current economic climate, the financial health of a utility may decline very swiftly, and interim relief stands as a useful tool in an appropriate case to stave off impending disaster. This tool, however, must be used with caution, and it must be applied only in cases where the denial of interim relief would cause clear jeopardy to the utility and detriment to its ratepayers and its stockholders. This is not to say that interim relief should be granted only after disaster has struck or is imminent, but neither should interim relief be granted in any case where full hearing can be accomplished and the case in chief resolved without clear jeopardy to the utility.

  As in all matters before the Commission, we must reach our conclusion while keeping in mind the statutory charge to this Commission that we must “regulate in the public interest.” This is [the Commission’s] ultimate responsibility, and a reasoned judgment must give appropriate weight to all relevant factors.

Q:	In your opinion, does the evidence submitted by PSE satisfy the first factor of the PNB analysis?

A:	The first factor relates to the requirement of an adequate hearing. I understand this to be a legal requirement of a procedural nature, and therefore I am not in a position to offer an opinion.

Q:	In your opinion, does the evidence submitted by PSE satisfy the second factor of the PNB analysis?

A:	Yes. In my opinion, the evidence presented in this case demonstrates that an actual emergency exists. As Mr. Hill notes in his testimony, the events in the western wholesale power markets “must be characterized as extraordinary during the past eighteen months.” Exhibit SGH-T at page 4, line 12. As explained in the Direct Testimony of William A. Gaines, “[t]he cumulative effect of these extraordinary circumstances has been to undermine the Company’s ability to offset escalating basic power supply costs with margins from wholesale power sales.” Exhibit WAG-1T at page 3. The emergency resulting from these unforeseeable circumstances is a $625,000/day drain on the Company resources that is driving the Company to financial ruin.
The evidence presented in this case also shows that relief is necessary to prevent gross hardship or gross inequity to the Company, its customers, and its investors. As noted above, absent relief:

  PSE will not be able to issue First Mortgage Bonds (April 02)

  PSE’s stock would be extremely difficult to sell in significant quantities at a price that would be considered fair to existing shareholders (April 02)

  PSE's credit rating will be downgraded to "junk" status (April 02)

  PSE's access to wholesale energy markets will become untenable (April 02)

  PSE will exceed its short-term borrowing limits (June 02)

These hardships and inequities result in jeopardy to PSE and are detrimental to customers and investors, the consequences of which are addressed below in my discussion of the fifth factor of the PNB analysis.

Q:	In your opinion, does the evidence submitted by PSE satisfy the third factor of the PNB analysis?

A:	Yes. The evidence submitted by PSE addresses all aspects of the Company’s financial condition. Moreover, unlike much of the testimony submitted by Staff and on behalf of Public Counsel, the financial information submitted by the Company is forward-looking, not historical. In this regard, I understand that the Commission considers evidence of existing and actual conditions and short-range projections in its consideration of requests for interim relief. WUTC v. Washington Water Power, Cause No. U-80-13, Second Supplemental Order Granting Petition For Emergency Rate Relief in Part (June 1980).
PSE does not solely rely upon the Company’s failure to earn its authorized rate of return. However, the Company’s actual rate of return relative to its authorized rate of return is relevant. In my direct testimony, I point out that the Company’s rate of return for the interim period will be 5.55%, well below its authorized rate of return of 8.99%. This is a 38% shortfall. In comparison to a 1980 interim case where the Company was granted relief, the Company’s authorized was 9.8% and the actual was 8.65%. This shortfall was approximately 12% (as compared to 38% in this case). In a 1973 interim case, the Company’s authorized was 7.7% and the actual was 6.8%. This was a shortfall of approximately 10% (as compared to 38% in this case). The Company’s dismal rate of return for the interim period is relevant and is strongly supportive of its request for interim relief. This is particularly true when rate of return is considered alongside the many other indicators of financial distress discussed in my testimony that reveal a state of clear jeopardy to the Company, its customers and investors.

Q:	In your opinion, does the evidence submitted by PSE satisfy the fourth factor of the PNB analysis?

A:	Yes. The Company has presented information and analysis that meets and exceeds the requirements of this element of the standard. Speaking directly to the financial indices, my testimony shows, among other things:
• Interest coverage: The Company’s pre-tax interest coverage ratio is projected to be 1.2 without interim relief, deteriorating to a level below the benchmark for a BB rated utility.

  Funds from Operations to Total Debt:  The Company’s funds from Operations to Total Debt percentage is projected to decline to 13.8% without interim relief, deteriorating to a level below the benchmark for a BB rated utility.

  Funds from Operations Interest Coverage:  The Company’s funds from operations interest coverage ratio is projected to be 2.8 without interim relief, deteriorating to a level within the range for a BB rated utility.

  Total Debt to Average Total Capital:   The Company’s Total Debt to Average Capital percentage is projected to increase to 64.2% without interim relief, deteriorating to a level below investment grade.

  Creditworthiness:  In view of these ratios, the Company is facing multiple downgrades, to "junk" status, if the requested relief is not provided.

  Indenture Coverage Ratio:   The Company’s indenture coverage ratio is projected to be 1.6 without interim relief, deteriorating to a level below that required by the Company’s First Mortgage Bond covenant, prohibiting the issuance of First Mortgage Bonds.

  Rate of Return:   The Company’s rate of return for the interim period will be 5.55%, well below its authorized rate of return of 8.99%. This is a 38% shortfall.

  Erosion of Equity:  Investor equity in the Company is being eroded at an average of nearly $13 million per month, a devastating impact to investors that will continue absent interim relief.

Q:	In your opinion, does the evidence submitted by PSE satisfy the fifth factor of the PNB analysis?

A:	Yes. There is, to my reading, a temporal aspect to this factor of the analysis as well as a need to show “clear jeopardy to the utility and detriment to its ratepayers and its stockholders.” The temporal aspect is stated as follows: “This is not to say that interim relief should be granted only after disaster has struck or is imminent, but neither should interim relief be granted in any case where full hearing can be accomplished and the case in chief resolved without clear jeopardy to the utility.”
The enormous under-recovery of power costs that is the root cause of the financial distress facing the Company, and the rapid time frame within which this consequence of market volatility has occurred, presents the imminent threat of financial disaster if appropriate relief is not granted. No one contests the fact that the Company’s net power costs have dramatically increased since August of 2001, and no one contests the devastation this ongoing $625,000/day drain is causing to the Company’s financial integrity. Rather, the arguments raised by the parties try to redirect the Commission’s attention to matters such as blame (allegations of bad management) or suggest that no financial crisis is presented until the utility is in financial ruin. The bottom line, in my opinion, is that all of the evidence before the Commission shows immediate relief is needed.
The question then becomes who gets hurt if relief is not granted, or, in the words of the PNB decision, what will be the "clear jeopardy to the utility and detriment to its ratepayers and its stockholders." To summarize what I have stated above:

  Clear jeopardy to the utility if relief is not granted:  PSE will continue to suffer from unrecovered power costs at a rate of $625,000/day, with no offsetting revenues. The alarming erosion of equity will continue. The Company will be left in a position where it cannot issue First Mortgage Bonds and will exceed its short-term credit limits. The Company will experience further downgrades of its creditworthiness, likely to “junk” status.

  Detriment to Customers:  As stated in the Direct and Rebuttal Testimony of Gary Swofford, customers will suffer from a reduced quality and reliability of service. As stated in the Direct and Rebuttal Testimony of William A. Gaines, if the Company’s creditworthiness falls to junk, the Company’s access to wholesale energy markets will become untenable. Further erosion of the Company’s financial structure will, at a minimum, increase the cost of capital (and therefore the cost of service to our customers), deprive them of the benefit of the Company’s access to reasonably priced debt (e.g., no First Mortgage Bonds), and leave the Company with either no access to equity markets at all or limited access at an extremely high price.

  Detriment to Investors:   Each month of under-recovery of power costs confiscates huge amounts of our equity investors’ existing investment in the Company, averaging nearly $13 million per month and totaling $179 million over the period on an after-taxes basis. This confiscation in book equity is in addition to the market losses which equity investors have suffered. Absent a clear demonstration of support for equity investment through approval of the interim relief requested by the Company, equity investors would view the Company as simply a place to lose money both at the book level and the market level and will put no new money into it except at extremely discounted values. Bondholders have also been harmed with a loss in value of their investments and will lose more value if the Company’s credit rating is downgraded to junk status.

Q:	In your opinion, does the evidence submitted by PSE satisfy the sixth factor of the PNB analysis?

A:	Yes. The "public interest" is, to my reading, the overriding factor to be considered in an interim case. Preventing the above-described hardships and detriments to the Company, its customers, and its investors is in the public interest. To prevent these things from occurring, the Company needs cash and earnings that will restore its financial health. PSE needs the relief it has requested and granting such relief is in the pubic interest.

Q:	Does that conclude your testimony?

A:	Yes, it does.

        1 There are variants the Commission could consider to this proposal, including a surcharge based upon actuals for the January 1, 2002 through March 31, 2002 deferral period, plus PSE’s forecast for the remainder of the interim period. This amount could be spread over the two recovery periods, as suggested above. If the Commission determines that less than the full amount of interim relief is warranted, the Commission would in effect determine that such under-recovery of power costs is not directly related to the amount of relief required to restore the Company’s financial integrity (even though the unrecovery of power costs would continue to be the root cause of the need for relief). In such event, there would be no reason to adjust the amount of relief granted by an adjustment to PSE’s actual power costs.

         2 The Stipulation approved in the Holding Company Order holds PSE customers harmless against such risks. Stipulation,P. 4, pg. 2.